EXHIBIT 99.2

ArcBest Cubic Minimum Charge (CMC) Questions and Answers

June 30, 2017

•                       Why is ArcBest making this change in its pricing structure now?

Over the last several years, the LTL industry has seen a change in shipment profile with the continual growth of cube-dominant shipments.  Our current pricing structure does not adequately address these cube-dominant shipments, which are increasing in number.  These pricing changes will allow ArcBest to be adequately compensated for the value we provide on these kinds of shipments.

•                       What’s different about the CMC versus how you’ve applied pricing in the past?

The CMC is a clearer, simpler way of pricing.  CMC complements the standard weight-based pricing common in the industry by creating a minimum charge per cubic foot to ensure that we are adequately compensated for the value we provide on these types of shipments.

•                       Do you plan to continue handling these types of shipments?

We embrace all of our customers’ business and the unique shipment characteristics of their various products and commodities, and we are particularly strong in handling complicated freight.  The CMC is an additional mechanism to ensure the value we provide in transporting these shipments is adequately considered in the shipment pricing.

•                       What will be the impact to your annual operating results of these changes?

The analysis we have done indicates that this change offers ArcBest an opportunity to improve our asset-based revenue and profitability.

•                       What will the impact of CMC be on your customers?

We believe they will benefit from the simplified structure and straightforward application of the CMC.  Many of our customers have an understanding of the LTL industry’s changing freight profile, the additional costs required in handling these shipments and our need to be appropriately compensated.  The ArcBest sales team has been trained on the CMC and will be communicating with our customers.

•                       What resources and technology are in place at ArcBest to implement this pricing change?

ABF Freight, ArcBest’s LTL service provider, currently captures dimensions on approximately 90% of its shipments utilizing our city drivers and dock personnel.  We have done extensive testing and analysis on our potential use of static dimensioners and, as a result, we will install them at the majority of our distribution centers.  Their use will assist us in more comprehensively capturing shipment dimensions and help us validate the shipment dimensions provided by our customers.  We also have resources available to assist customers through this transition including Weighing and Research experts and packaging engineers who can help improve product packaging for greater transport efficiency and security.  We expect our static dimensioners to be in place by the time our CMC is effective on August 1, 2017.